SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VIXEL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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11911 North Creek Parkway South

Bothell, WA 98011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2003

To the Stockholders of Vixel Corporation:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vixel Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, May 20, 2003, at 9:00 a.m. local time at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington for the following purposes:

1.	To elect two Class I directors to a three-year term of office expiring at the 2006 annual meeting of stockholders.

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 28, 2003.

3.	To transact such other business as may properly come before the meeting.

These items are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 10, 2003, as the record date. Only stockholders of record at the close of business on that date may receive notice of and vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Kurtis L. Adams
Chief Financial Officer, Vice President of Finance,
Treasurer and Secretary

Bothell, Washington

April 15, 2003

      You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROPOSAL 1 ELECTION OF DIRECTORS
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Transactions
DELIVERY OF THIS PROXY STATEMENT
OTHER MATTERS

VIXEL CORPORATION

11911 North Creek Parkway South
Bothell, WA 98011

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Vixel Corporation, a Delaware corporation (“Vixel” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 20, 2003, at 9:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington. This proxy statement and accompanying proxy card were first mailed to stockholders on or about April 16, 2003.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of our common stock and Series B Convertible Preferred Stock (the “Preferred Stock”) at the close of business on April 10, 2003, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 10, 2003, the Company had outstanding and entitled to vote 23,231,200 shares of common stock and 3,809,524 shares of Preferred Stock. Each holder of record of common stock on the record date will be entitled to one vote for each share of common stock held. Each holder of Preferred Stock on the record date will be entitled to 0.8936 vote for each share of Preferred Stock held.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of stock entitled to vote are represented at the Annual Meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker-non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions and broker non-votes will be counted in determining whether a quorum is present. Abstentions will be counted towards the vote total for each proposal, and, except for the election of directors, will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 11911 North Creek Parkway South, Bothell, WA 98011, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 17, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on February 23, 2004, nor earlier than the close of business on January 20, 2004, to be considered timely under the Company’s Bylaws. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. Under the Company’s Restated Certificate of Incorporation, the holders of Preferred Stock are entitled to appoint one director (the “Series B Director”).

      The Board of Directors is presently composed of seven members. There are two directors in the class whose term expires at the 2003 Annual Meeting (“Class I”). Both nominees for election to Class I are currently directors of the Company who were previously appointed by the Board of Directors to fill a vacancy. If elected at the Annual Meeting, each nominee would serve a three-year term of office expiring at the 2006 annual meeting or until his or her successor is elected and has qualified, or his or her earlier death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will have no effect. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting

      Robert Q. Cordell II (age 58) has served as a director since December 2001. He has over thirty years management and technical experience in various information technology industries, including senior executive positions with Hitachi Data Systems, a storage systems provider, from 1995 to November 1999, HAL Computer Systems, a computer systems provider, from 1991 to 1995 and IBM Corporation, a publicly held computer systems provider, from 1967 to 1991. Most recently Mr. Cordell served as chief technology officer of sanrise, Inc., a storage service provider, from August 2000 to June 2002. Mr. Cordell is currently engaged in consulting activities to information technology companies.

      Jami K. Nachtsheim (age 44) became a director in January 2003. Ms. Nachtsheim’s career includes over 20 years with Intel Corporation, a publicly held semiconductor company, where most recently she was a corporate vice president and responsible for Intel’s worldwide marketing efforts. During her tenure with Intel, Ms. Nachtsheim held various domestic and international posts involved in business planing, logistics, information technology and ASIC operations. During 1997 she was appointed a vice president, and in 2000 was promoted to corporate vice president of the sales and marketing group and director of worldwide marketing. Ms. Nachtsheim retired from Intel in June 2000. Ms. Nachtsheim is a member of the board of directors of Southwall Technologies Inc., a publicly held supplier of high performance coatings.

Directors Continuing in Office Until the 2004 Annual Meeting

      Charles A. Haggerty (age 61) has served as a director since March 1996. In January 2000, he retired as president and chief executive officer of Western Digital Corporation, a publicly held maker of hard disk drives. He held these positions from July 1993. In June 2000, Mr. Haggerty retired as chairman of the board of directors of Western Digital. Mr. Haggerty is currently the chief executive officer of LeConte Associates, LLC, a consulting and investment firm. Mr. Haggerty is a member of the board of directors of Deluxe Corporation, a publicly held check and office supplies company, Pentair Inc., a publicly held diversified industrial manufacture, and Beckman Coulter, Inc., a publicly held medical instrument systems provider.

      Robert S. Messina (age 53) became a director in March 2003. He has over 30 years of experience in connectivity and communications sales and operations, including serving as president and chief operating officer of the Troy Group, Inc., a publicly held enterprise output solutions provider, from 1999 to 2001. From 1994 to 1999 he served Troy Group as an executive vice president, president and chief operating officer of Troy Systems International and as vice president of sales and marketing.

Directors Continuing in Office Until the 2005 Annual Meeting

      James M. McCluney (age 51) has served as the Company’s president, chief executive officer and as a director since April 1999 and the chairman of the board of directors since January 2000. From October 1997 to January 1999, he served as president and chief executive officer of Crag Technologies, formerly Ridge Technologies, a storage system manufacturer. From October 1994 to September 1997, Mr. McCluney served in various positions at Apple Computer, including senior vice president of worldwide operations and vice president of European operations.

      Peter J. Perrone (age 35) was appointed to serve as the Series B Director in February 2003. He has been a vice president in the principal investment area at Goldman Sachs & Co., a publicly held investment banking and securities firm, since August 1999. Prior to joining Goldman Sachs, Mr. Perrone held positions in engineering and finance with Westinghouse Electric Company, a power industry services company, from 1989 to 1994, and with Applied Synergistics, a startup servicing the power industry, from June 1995 to May 1998. Mr. Perrone holds a Bachelor of Science degree in Electrical Engineering from Duke University, Masters of Science degree in Electrical Engineering from the Georgia Institute of Technology and an MBA from the Massachusetts Institute of Technology.

      Timothy M. Spicer (age 53) has served as a director since February 1998 and served as the Company’s interim chief executive officer from February 1999 to April 1999. He has been the managing partner of eCompanies Venture Group and a partner in Evercore Ventures, a Santa Monica, California-based venture fund, since September 1999. From 1993 to September 1999, Mr. Spicer served as the president and chief operating officer of San Francisco Sentry Investment Group, a registered investment advisor.

Board Committees and Meetings

      During the fiscal year ended December 29, 2002, the Board of Directors held 10 meetings and acted once by written consent. The Board of Directors has an Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

      The Audit Committee meets with the Company’s independent accountants at least quarterly to discuss the results of the annual audit or interim periodic reviews and to review the financial statements; appoints the independent accountants to be retained; oversees the independence of the independent accountants; evaluates the independent accountants’ performance; approves fees paid to independent accountants and receives and considers the independent accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee met five times during fiscal 2002 and is currently composed of three non-employee directors, Messrs. Spicer (Chairman), Haggerty and Messina. (During fiscal 2002, the Audit Committee was composed of four non-employee directors, Messrs. Spicer, Haggerty, and Cordell, and Mr. Werner Wolfen. Mr. Cordell left the committee in January 2003 to chair the Corporate Governance and Nominating Committee and Mr. Wolfen resigned from the Board of Directors in April 2003. Mr. Messina joined the Board of Directors in March 2003, was appointed to the Audit Committee in April 2003 and thus did not participate in the committee’s activities during or with respect to fiscal 2002). Each member of the Company’s Audit Committee is, in the judgment of the Board of Directors, an “independent director” as defined in the NASDAQ listing standards. The Audit Committee has adopted a written Audit Committee Charter. The Audit Committee Charter was filed as Appendix A to the Company’s 2001 Proxy Statement.

      The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and performs other functions regarding compensation as delegated by the Board of Directors. The Compensation Committee is currently composed of three non-employee directors, Messrs. Haggerty (Chairman), and Cordell, and Ms. Nachtscheim. (During fiscal 2002, the Compensation Committee was composed of three non-employee directors, Messrs. Haggerty, Cordell and Wolfen. Mr. Wolfen resigned from the Board of Directors in April 2003. Ms. Nachtscheim joined the Board of Directors, and was appointed to the Compensation Committee, in January 2003 and thus did not participate in the committee’s activities during or with respect to fiscal 2002). The Compensation Committee acted by written consent three times during fiscal 2002. In January 2002, the Board of Directors changed the name of the Compensation Committee to the Compensation and Corporate Governance Committee and expanded its duties to include, without limitation, corporate governance matters such as disclosure policies, conflicts of interests and related party transactions. In January 2003, the Board of Directors changed the name back to Compensation Committee and formed a new Corporate Governance and Nominating Committee, which was assigned the corporate governance responsibilities.

      The Corporate Governance and Nominating Committee was established as a stand-alone committee during January 2003 and is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors. The committee is also responsible for recommending qualified candidates to the Board of Directors for appointment and election as directors of the Company, including the directors that the Board of Directors proposes for election by stockholders at the annual meeting. The Corporate Governance and Nominating Committee is currently composed of three directors, Messrs. Cordell (Chairman) and Spicer, and Ms. Nachtscheim.

      During the fiscal year ended December 29, 2002, each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served during the period for which he or she was a director or committee member.

Report of the Audit Committee of the Board of Directors1

      The Audit Committee is composed of three directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Timothy M. Spicer (Chairman), Charles A. Haggerty, and Robert S. Messina. The Audit Committee appoints the Company’s independent accountants, subject to stockholder ratification.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon and to perform reviews of interim financial statements to be incorporated with periodic reports filed with the Securities and Exchange Commission. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and the Audit Committee has reviewed and discussed the financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

      Based on the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2002 filed with the Securities and Exchange Commission.

      During fiscal 2002, the Audit Committee was composed of four non-employee directors, Messrs. Spicer, Haggerty, and Cordell, and Mr. Werner Wolfen. Mr. Cordell left the committee in January 2003 to chair the Corporate Governance and Nominating Committee and Mr. Wolfen resigned from the Board of Directors in April 2003. Mr. Messina joined the Board of Directors in March 2003, was appointed to the Audit Committee in April 2003 and thus did not participate in the committee’s activities during or with respect to fiscal 2002.

      From the members of the Audit Committee of Vixel Corporation:

                Timothy M. Spicer (Chairman)

                Charles A. Haggerty

1 This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected PricewaterhouseCoopers LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 28, 2003, and the Board of Directors has further directed that management submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

      Audit Fees. During the fiscal year ended December 29, 2002, the aggregate fees paid to PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements were $115,195.

      Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 29, 2002, PricewaterhouseCoopers LLP did not bill the Company for any information technology consulting fees.

      All Other Fees. During the fiscal year ended December 29, 2002, the aggregate fees paid to PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting fees were $22,957. These fees primarily related to preparation and review of federal and state tax returns.

      The Audit Committee has determined the rendering of the non-audit services by PricewaterhouseCoopers LLP and the amounts paid for such services is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of common stock as of March 3, 2003, by (1) each person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock; (2) each director; (3) each executive officer named in the Summary Compensation Table; and (4) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the address of each of the named individuals is c/o Vixel Corporation, 11911 North Creek Parkway South, Bothell, Washington 98011. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 3, 2003 are deemed outstanding for calculating the percentage of outstanding shares beneficially owned by the person or entity holding these options or warrants, but are not deemed outstanding for calculating the percentage ownership of any other person or entity. Percentage of shares beneficially owned is based on 27,040,724 shares of common stock comprised of 23,231,200 shares of common stock outstanding as of March 3, 2003 and assumes the conversion of 3,809,524 shares of our outstanding Preferred Stock into common stock.

	Shares	Percentage
	Beneficially	Beneficially
Beneficial Owner	Owned(1)	Owned

Herb Alpert(2)
360 N. LaCienega Boulevard Los Angeles, CA 90048	1,985,013	7.3%
Goldman Sachs Group, Inc.(3)	2,863,524	10.6%
85 Broad Street New York, NY 10004
Wellington Management Company LLP(4)	3,330,500	12.3%
75 State Street Boston, MA 02109
James M. McCluney(5)	1,017,571	3.8%
Kurtis L. Adams(6)	388,233	1.4%
Stuart B. Berman(7)	602,686	2.2%
Thomas Hughes(8)	346,249	1.3%
Robert Q. Cordell II(9)	45,000	*
Charles A. Haggerty(10)	230,000	*
Robert S. Messina	—	*
Jami K. Nachtscheim(11)	20,000	*
Peter J. Perrone(12)	2,863,524	10.6%
Timothy M. Spicer(13)	401,000	1.5%
All executive officers and directors as a group (10 persons)(14)	5,914,263	21.9%

*	Represents beneficial ownership of less than 1%.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	This information is based solely on a Schedule 13G filed on February 11, 2003. Mr. Alpert has sole voting and dispositive power over these shares.

(3)	This information is based solely on a Schedule 13D filed on February 28, 2003. Beneficial ownership is of 2,863,524 shares of our Series B Convertible Preferred Stock, which is convertible into 2,863,524 shares of common stock. Pursuant to a joint filing agreement, the Schedule 13D was filed by The

Goldman Sachs Group, Inc. (“GS Group”), Goldman Sachs Direct Investment Fund 2000, L.P. (“GS Direct”), Goldman, Sachs & Co. (“Goldman Sachs”), and GS Employee Funds 2000 GP, L.L.C. (“GS Employee 2000”). Based on the Schedule 13D, GS Group has sole voting power and sole dispositive power over 1,431,762 shares, and shared voting power and shared dispositive power over 1,431,762 shares. GS Direct, Goldman Sachs, GS Employee 2000 are each shown as having shared voting power and shared dispositive power over 1,431,762 shares. Beneficial ownership, and our description of the disclosure in the Schedule 13D, excludes warrants to purchase 859,056 shares of common stock at $2.63 per share that are not exercisable prior to August 14, 2003.

(4)	This information is based in part on a Schedule 13G filed on February 12, 2003. Based on the Schedule 13G, Wellington Management Company, LLP (“Wellington”) has shared voting power of 1,984,500 shares of common stock and shared dispositive power over 2,384,500 shares of common stock. Beneficial ownership also includes 946,000 shares of our Series B Convertible Preferred Stock, which is convertible into 946,000 shares of common stock and which we are informed Wellington has shared dispositive power over. Beneficial ownership does not include warrants to purchase 283,800 shares of common stock at $2.63 per share that are not exercisable prior to August 14, 2003.

(5)	Includes 825,000 shares subject to options exercisable within 60 days of March 3, 2003 of which 618,750 shares are unvested and, if such options where exercised, these unvested shares would be subject to repurchase rights held by the Company. Also includes 41,678 shares subject to repurchase rights held by the Company. Also includes 50,000 shares held by Willow Trust. The Trustee of Willow Trust is Mr. McCluney’s spouse.

(6)	Includes 367,469 shares subject to options exercisable within 60 days of March 3, 2003.

(7)	Includes 115,625 shares subject to options exercisable within 60 days of March 3, 2003. Also includes 25,000 shares held by the Toni A. Berman Trust and 25,000 shares held by the Berman Children’s Trust.

(8)	Includes 346,249 shares subject to options exercisable within 60 days of March 3, 2003.

(9)	Includes 40,000 shares subject to options exercisable within 60 days of March 3, 2003.

(10)	Includes 163,334 shares subject to options exercisable within 60 days of March 3, 2003 and 50,000 shares held by the Charles A. Haggerty and Carleen R. Haggerty Trust.

(11)	Includes 20,000 shares subject to options exercisable within 60 days of March 3, 2003.

(12)	Includes those shares identified in footnote 3. Mr. Perrone disclaims beneficial ownership of those shares.

(13)	Includes 190,000 shares subject to options exercisable within 60 days of March 3, 2003. Also includes 30,000 shares held in UGTMA Trusts for Mr. Spicer’s minor children.

(14)	Includes 2,067,677 shares subject to options exercisable within 60 days of March 3, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

          Compensation of Directors

      Each non-employee director representing common stockholders of the Company receives an annual retainer of $12,000 for his or her service on the Board of Directors with an additional $1,000 annual retainer if serving as a committee chairman, payable immediately following the annual meeting of stockholders. In addition to the annual retainer, each non-employee director of the Company receives $500 for attendance by telephone and $1,000 for attendance in person at Board of Directors meetings. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors meetings in accordance with Company policy. The members of the Audit, Compensation and Corporate Governance and Nominating Committees each receive $500 for attendance by telephone or in person at such committee meetings, provided that the committee meetings are not held in conjunction with Board of Director meetings. The Series B Director and directors that are employees do not receive compensation for attendance at Board of Directors or committee meetings, but are reimbursed for their expenses incurred in connection with attendance at such meetings in accordance with Company policy. During the fiscal year ended December 29, 2002, the total compensation paid to non-employee directors was $77,500.

      Under the Company’s 1999 Equity Incentive Plan (the “1999 Plan”), each person who is elected or appointed for the first time to be a non-employee director receives an initial option grant on the date of his or her election or appointment to the Board of Directors to purchase 60,000 shares of the Company’s common stock, 20,000 shares of which shall vest on the date of grant and 20,000 shares of which shall vest on each of the first and second anniversaries of the date of grant. In addition, beginning at the first annual meeting of stockholders following the third anniversary of each non-employee director’s election to the Board of Directors, each such director shall automatically, on the day after the Company’s annual meeting of stockholders, receive a fully vested option grant to purchase 20,000 shares of the Company’s common stock. Non-employee directors who serve less than a full year from their third anniversary to the next annual meeting of stockholders will be granted a pro rata portion of their option shares based on their length of service. All options granted to non-employee directors are for a term of ten years and are granted at the fair market value of the Company’s common stock on the date of grant. The Series B Director does not receive option grants for service as a director.

      In May 2002, Messrs. Haggerty, Spicer and Wolfen in recognition of their service on the Board of Directors each received a grant of options to purchase 20,000 shares of common stock at an exercise price of $3.06 per share, the fair market value on the date of grant. In January 2003, Messrs. Haggerty, Spicer and Wolfen in recognition of their service on the Board of Directors each received a grant of options to purchase 100,000 shares of common stock at an exercise price of $2.52 per share, the fair market value on the date of grant. The options granted in May 2002 and January 2003 are fully vested, immediately exercisable and expire ten years from the date of grant. Upon joining the Board of Directors in December 2001, Mr. Cordell received an initial option grant to purchase 60,000 shares of the Company’s common stock at an exercise price of $1.57 per share, the fair market value on the date of grant. The options are one-third vested and immediately exercisable as of the date of grant with the remainder vesting one-third on each of the first and second anniversaries from the date of grant. The option expires ten years from the date of grant.

          Compensation of Executive Officers

      The following table shows for the three most recent fiscal years ending December 29, 2002, December 30, 2001, and December 31, 2000, compensation awarded or paid to, or earned by, the Company’s chief executive officer and its other three most highly compensated executive officers at December 29, 2002 (the “Named Executive Officers”):

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation					Awards

						Securities
					Other Annual	Underlying	All Other
Name and principal position	Year	Salary($)	Bonus($)		Compensation($)	Option(#)	Compensation($)

James M. McCluney	2002	300,000	1,010,975	(1)	—	250,000	—
President and Chief	2001	300,000	179,325		—	200,000	—
Executive Officer	2000	300,000	186,797		—	—	4,348	(2)
Kurtis L. Adams	2002	185,000	38,965		—	175,000	—
Chief Financial Officer	2001	185,000	43,485		—	150,000	—
	2000	163,308	—		—	50,000	—
Stuart B. Berman	2002	193,231	—		—	—	—
Chief Technology Officer	2001	160,000	10,000		—	250,000	—
	2000	159,654	—		—	—	—
Thomas Hughes	2002	200,000	33,750		3,998 (3)	—	11,141	(2)
Vice President, Product	2001	200,000	45,000		—	525,000	17,136	(2)
Development	2000	150,000	67,500		—	290,000	68,414	(2)

(1)	Consists of cash bonus of $475,475 and stock bonus of 425,000 shares of common stock with a value on the date of the award of $535,500.

(2)	Consists of relocation expense payments.

(3)	Consists of personal travel benefits.

Stock Option Grants And Exercises in Last Fiscal Year

      The following table shows certain information regarding stock options granted to the Named Executive Officers during fiscal 2002. No stock appreciation rights were granted in fiscal 2002. All options granted to these executive officers during the last fiscal year were granted under the Company’s 1999 Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with the Company terminates. Unless otherwise noted, options vest at the rate of 25% on the first anniversary of the date of grant and quarterly thereafter in twelve equal installments. The percentage of total options set forth below is based on options to purchase 1,679,100 shares of common stock granted during fiscal 2002. As of December 29, 2002, options to purchase 5,675,821 shares were outstanding under all of the Company’s equity incentive plans, and options to purchase 1,696,853 shares remained available for grant as of December 29, 2002. All options are granted at the fair market value on the date of grant as determined by the Company’s Board of Directors. Potential realizable values are net of exercise price, but before associated taxes based on the terms of the option at the time of grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the Company’s future common stock price. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

	Individual Grants				Potential Realizable
Value at Assumed
		% of Total			Annual Rates of Stock
	Shares	Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term($)
	Options	Employees in	Price Per	Expiration
Name	Granted(#)	Fiscal 2002	Share($)	Date	5%	10%

James M. McCluney	250,000	14.89	2.95	05/22/12	463,810	1,175,385
Kurtis L. Adams	175,000 (1)	10.42	1.26	10/01/12	138,671	351,420
Stuart B. Berman	—	—	—	—	—	—
Thomas Hughes	—	—	—	—	—	—

(1)	These shares vest 50% at the date of grant and 50% six months after grant.

Aggregated Option Exercises During Last Fiscal Year And Fiscal Year End Option Values

      The following table sets forth the number of shares of common stock acquired upon exercise of stock options by the Named Executive Officers during fiscal 2002, and the number and value of the shares of common stock underlying unexercised options held by Named Executive Officers as of December 29, 2002. The value realized is based on the fair market value of the underlying securities as of the date of exercise, less the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options is based on $1.88, the closing price of our common stock on December 27, 2002, the last trading day of our fiscal year 2002, less the exercise price, multiplied by the number of shares underlying the option.

			Shares Underlying			Value of the Unexercised
			Unexercised Options at			In-the-Money Options at
	Shares		December 29, 2002(#)			December 29, 2002($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable		Unexercisable	Exercisable	Unexercisable

James M. McCluney	—	—	450,000	(1)	—	—	—
Kurtis L. Adams	—	—	257,054		213,546	59,000	68,500
Stuart B. Berman	—	—	90,625		159,375	9,500	28,500
Thomas Hughes	—	—	291,250		273,750	59,375	35,625

(1)	These shares are exercisable pursuant to an early exercise provision in Mr. McCluney’s stock option letter agreement. As of December 29, 2002, 87,500 shares were vested.

Employment Severance and Change of Control Agreements

      In April 1999, the Company entered into an employment agreement with James M. McCluney, the Company’s president and chief executive officer. The agreement requires the Company to pay Mr. McCluney an annual incentive bonus of up to 100% of his base salary rate then in effect, with a target payout of 50% of his base salary, based upon performance criteria to be determined by the Compensation Committee. The annual incentive bonus is earned and vested if (a) the performance objectives established by the Compensation Committee have been satisfied during that year and (b) Mr. McCluney serves as the Company’s president and chief executive officer for the year and during the first quarter of the following calendar year. Mr. McCluney may defer all or any portion of his annual incentive bonus. In the event that Mr. McCluney is terminated without cause, he will be entitled to severance in the amount of one year’s base salary at the rate then in effect, any deferred incentive bonuses and continued vesting of his stock options for one year.

      Under the terms of Mr. McCluney’s option agreements, he may exercise all or any portion of the unvested options; however, Vixel has a right to repurchase any of his unvested shares. In April 1999, Mr. McCluney exercised an unvested option for 1,000,000 shares. In January 2003, the Company repurchased 937,500 of such shares and, as of March 3, 2003, the Company has the right to repurchase up to 41,678 of such shares. If there is a change in control of Vixel and Mr. McCluney’s options are not assumed or replaced with a substantially equivalent option, or if Mr. McCluney’s employment is terminated either (i) involuntarily by a successor company other than for cause or (ii) by Mr. McCluney for good reason, then all of the option shares will accelerate and vest immediately as follows: the number of shares for which the option is exercisable as of the date of consummation of the change in control (less the number of shares as to which the option has been previously exercised), plus the greater of (1) one-half of the number of unvested shares subject to the option as of the consummation of the change in control or (2) one year’s vesting of the option.

      In September 1998, the Company entered into an employment agreement with Kurtis L. Adams, its chief financial officer and vice president of finance. Under the employment agreement, if there is a change in control and Mr. Adams is terminated without cause or if there is a significant change in his responsibilities, then the greater of one-half of his unvested option shares or one year’s worth of vesting of the unvested option shares will immediately vest and become exercisable. In May 2001, the Board of Directors approved severance benefits for Mr. Adams. Upon a change in control, if Mr. Adams is terminated without cause, or if there is a significant change in his responsibilities, benefits or working location and he resigns as a result of such significant changes, he will be entitled to severance in the amount of nine months base salary at the rate then in effect, plus payment for all COBRA medical/dental coverage for the severance period.

      In March 2000, the Company entered into an employment letter agreement with Thomas Hughes, its vice president, product development. In the event that Mr. Hughes is terminated without cause, or if there is a significant change in his responsibilities, benefits or working location and he resigns as a result of such significant changes, he will be entitled to severance in the amount of six months base salary at the rate then in effect, plus payment for all COBRA medical/dental coverage for the severance period. Under the agreement, upon a change in control, if Mr. Hughes is terminated without cause, or if there is a significant change in his responsibilities and he resigns as a result of such significant change, the greater of one-half of his unvested options or one year’s worth of vesting of the unvested options will immediately vest and become exercisable.

      The Board of Directors has approved change in control provisions for stock options granted to Stuart B. Berman since March 2000. Mr. Berman’s stock option agreements provide that if there is a change in control of Vixel and, within twelve months after the effective date of such change in control, his employment is terminated either (i) involuntarily by a successor company other than for cause or (ii) by the option holder for good reason, then the greater of one-half of the unvested options or one year’s worth of vesting of the unvested options will immediately vest and become exercisable. In May 2001, the Board of Directors approved severance benefits for Mr. Berman. Upon a change in control, if Mr. Berman is terminated without cause, or if there is a significant change in his responsibilities, benefits or working location and he resigns as a result of such significant changes, he will be entitled to severance in the amount of six months base salary at the rate then in effect, plus payment for all COBRA medical/dental coverage for the severance period.

Compensation Committee Interlocks and Insider Participation

      None of the members of the Compensation Committee is or has been, at any time since formation, an officer or employee of the Company. No member of the Compensation Committee and none of the executive officers serves as a member of the board of directors or compensation committee or other committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Compensation Committee of the Board of Directors on Executive Compensation1

      The Company’s executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three non-employee directors, Messrs. Haggerty (Chairman) and Cordell, and Ms. Nachtscheim. (During fiscal 2002, the Compensation Committee was composed of three non-employee directors, Messrs. Haggerty, Cordell and Wolfen. Mr. Wolfen resigned from the Board of Directors in April 2003. Ms. Nachtscheim joined the Board of Directors, and was appointed to the Compensation Committee, in January 2003 and thus did not participate in the committee’s activities during or with respect to fiscal 2002).

      The Compensation Committee is responsible for establishing the Company’s compensation programs for all employees, including executives. The Compensation Committee’s determinations on compensation of the chief executive officer and other executive officers are reviewed with all of the non-employee directors. For executive officers, the Compensation Committee evaluates performance and determines compensation policies and levels.

1 This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     Philosophy

      The goal of the compensation program is to enhance stockholder value by aligning the financial interests of the executive officers with the business objectives and performance goals of the Company. The Compensation Committee has implemented compensation policies, plans and programs that enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value.

      The Company pays competitively compared to technology companies with which the Company competes for talent. The Company provides annual incentive compensation opportunities for selected executive officers. The Company also grants stock options to attract, retain, motivate and reward executive officers and other key employees. The plans are designed to provide an incentive to management to grow revenue, enhance stockholder value and contribute to the long-term growth of the Company. Incentive compensation is reviewed at least annually to assure it meets the current strategies and needs of the business.

      The Company’s executive compensation is based on two components, each of which is intended to support the overall compensation philosophy.

      Base Salary and Bonuses. The Compensation Committee annually reviews each executive officer’s base salary. Base salary is targeted to compete with other technology companies. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and changes in competitive pay levels in the marketplace.

      The Compensation Committee reviews with the chief executive officer an annual salary plan for the Company’s executive officers (other than the chief executive officer). The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed by the Company’s chief executive officer based on publicly available information on organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Compensation Committee reviews and establishes the base salary of the chief executive officer based on similar competitive compensation data and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company.

      The Compensation Committee believes that the annual bonus of executive officers should be based on optimization of revenue and margins, prudent management of the expenses of the business, and meeting certain business and product development goals.

      Long-Term Incentives. The Company’s long-term incentive program consists of the 1995 Stock Option Plan (“1995 Plan”), the 1999 Equity Incentive Plan (“1999 Plan”), the 1999 Employee Stock Purchase Plan (“ESPP”) and the 2000 Non-Officer Equity Incentive Plan (“Non-Officer Plan”). The Compensation Committee believes these elements of the total compensation program directly link the participant’s interests with those of the stockholders and the long-term performance of the Company. Through stock option grants, stock bonus awards, and discount stock purchases, executives and employees receive equity incentives to build long-term stockholder value.

      Stock options are granted at 100% of fair market value on the date of grant and have value only if the Company’s stock price appreciates over the long-term. The option program utilizes vesting periods, generally of four years, to encourage key employees to continue in the employ of the Company. Generally, 25% of the stock options granted to each employee vest and become exercisable on the first anniversary of the date of grant, and the remaining stock options vest quarterly thereafter in 12 equal installments.

      The Compensation Committee establishes the number and terms of options granted under the 1995 Plan, 1999 Plan and the Non-Officer Plan. These grants are intended to provide incentive to maximize stockholder value over the next several years. The Compensation Committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive and employee retention. The size of option grants is determined based on practices at competitive companies in the technology industry and the Company’s philosophy of significantly linking executive compensation with stockholder interests.

      Out of a total of 1,679,100 options granted during 2002, executive officers of the Company received grants for 425,000 shares, or 25.3% of the total options granted during 2002.

      The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable technology companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, the Company’s performance and stockholder value.

          Chief Executive Officer Compensation

      Following the Compensation Committee’s review of compensation paid by like technology companies, the Compensation Committee set James M. McCluney’s base salary for 2002 as President and Chief Executive Officer at $300,000, the same base salary as for 2001. In setting this amount, the Compensation Committee took into account (i) its belief that Mr. McCluney has significant and broad-based experience in the technology industry that qualify him to act as the chief executive officer of a company in the storage industry, (ii) the scope of Mr. McCluney’s responsibilities, and (iii) the confidence of the Board of Directors in Mr. McCluney’s ability to lead the Company’s continued development. In addition to his salary, in 2002, Mr. McCluney received cash bonuses of $475,475 and an unrestricted stock bonus award of 425,000 shares of the Company’s common stock with a value on the date of the award of $535,500. In 2002, Mr. McCluney also received options to purchase up to 250,000 shares of the Company’s common stock.

          Other Executive Officers’ Compensation

      The Compensation Committee, based on a recommendation by Mr. McCluney, agreed to set the fiscal 2002 base salaries for the other executive officers to be equal to their base salaries for fiscal 2001, with the exception of Mr. Berman who received a 20.8% increase during 2002 over his 2001 base salary. This was based on data regarding executive compensation of similar technology companies, including published survey information, each executive officer’s base salary for prior years, past performance, the scope of such officer’s responsibility and other information available to the Compensation Committee.

      Compensation payments in excess of $1 million to the chief executive officer or the other four most highly compensated executive officers are subject to limitations on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 2003 to its chief executive officer or any other executive officer to be in excess of $1 million. The Company intends to maintain qualification of its 1999 Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments pursuant to Section 162(m) of the Internal Revenue Code.

      The Compensation Committee believes its executive compensation philosophy serves the interests of the Company and its stockholders.

      From the members of the Compensation Committee of Vixel Corporation:

                Charles A. Haggerty (Chairman)

                Robert Q. Cordell II

Performance Measurement Comparison1

      The SEC requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a comparison of cumulative stockholder return of an investment of $100 in cash on October 1, 1999 (the date the Company’s common stock began trading on the Nasdaq National Market), December 31, 2000, December 30, 2001, and December 29, 2002 in (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the “Nasdaq Stock Market (U.S.) Index”), (ii) the Nasdaq Computer Manufacturers Index, and (iii) the Company’s common stock. All values assume reinvestment of the full amount of all dividends and are calculated as of the last business day of each fiscal year end:

Comparison of Cumulative Total Return Among

Vixel Corporation, Nasdaq Stock Market (U.S.) Index and Nasdaq Computer Manufacturers Index

1 This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Certain Transactions

      In April and May of 1999, the Company made loans to certain of its directors and officers in connection with the exercise of stock options. All of the notes evidencing the loans are full-recourse, secured by the shares purchased, bear interest at a rate of 5.75% per year and are due and payable upon the earlier of four years from issuance or six months after the termination of an officer’s employment or a director’s term of service. The principle amount of the loans and the outstanding balances (excluding accrued interest) as of December 29, 2002 were as follows:

	Original	Balance
	Loan Amount	as of 12/29/02

James M. McCluney	$3,073,500	$3,073,500
Charles A. Haggerty	99,975	99,975
Timothy M. Spicer	99,975	99,959
Kurtis L. Adams	372,103	372,103

      In January 2003, the Company repurchased 1,238,092 shares of common stock and collected $148,078 cash from Mr. McCluney in satisfaction of the entire outstanding principle and interest balances due on the loan on the date of settlement, totaling approximately $3.2 million. In January 2003, the Company also repurchased 121,068 shares of common stock and collected $87,953 cash from Mr. Adams in satisfaction of the entire outstanding principle and interest balances due on the loan on the date of settlement, totaling approximately $387,000. For both these transactions, the stock was repurchased at the closing price quoted on the Nasdaq National Market on the close of business on the date of the repurchase.

      The Company has entered into separate indemnification agreements with its executive officers and directors. These agreements require the Company to, among other things, indemnify the officer or director against liabilities that may arise by reason of their status or service as an officer or director, other than liabilities arising from willful misconduct of a culpable nature, and to advance his or her expenses incurred as a result of any proceeding against them as to which they could be indemnified.

      Certain stock option grants to our directors and executive officers and employment arrangements are described in this Proxy under the caption “Executive Compensation.”

DELIVERY OF THIS PROXY STATEMENT

      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

      This year, a number of brokers with account holders who are Vixel stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Vixel Corporation, Attention: Investor Relations, 11911 North Creek Parkway South, Bothell, Washington 98011 or contact Investor Relations at (425) 806-5800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kurtis L. Adams
Chief Financial Officer, Vice President of Finance, Treasurer and Secretary

April 15, 2003

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A     Election of Class I Directors
1.	The Board of Directors recommends a vote FOR the listed nominees to serve as Class I Directors of the Company until the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified.

	For	Withhold
01 - Robert Q. Cordell II	☐	☐

02 - Jami K. Nachtsheim	☐	☐

B     Issues
The Board of Directors recommends a vote FOR the following resolution.

		For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 28, 2003.	☐	☐	☐

C     Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1 U P X       H H H       P P P P       0 0 1 7 5 1

Proxy — Vixel Corporation

Meeting Details

Wyndham Garden Hotel
19333 North Creek Parkway, Bothell, WA 98011
Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2003 9:00 a.m. (local time)

James M. McCluney and Kurtis L. Adams, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Vixel Corporation to be held on May 20, 2003 9:00 a.m. (local time) or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Robert Q. Cordell II and Jami K. Nachtsheim to serve as Class I directors of the Company until the 2006 Annual Meeting or until their successors are elected and qualified and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 28, 2003.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment or postponement thereof.

(Continued and to be voted on reverse side.)